As filed with the Securities and Exchange Commission on May 19, 2010

Registration No. 333-166718

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VITAMIN SHOPPE, INC.

(Exact name of registrant as specified in its charter)

Delaware	5400	11-3664322
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2101 91st Street

North Bergen, New Jersey 07047

Telephone: (201) 868-5959

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Sander, Esq.

Vitamin Shoppe, Inc.

Vice President, General Counsel and Secretary

2101 91st Street

North Bergen, New Jersey 07047

Telephone: (201) 868-5959

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Christian O. Nagler, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Marc D. Jaffe, Esq. Ian D. Schuman, Esq. Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022-4802 Tel: (212) 906-1200 Fax: (212) 751-4864

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐Large accelerated filer	☐Accelerated filer	☒Non-accelerated filer (Do not check if smaller reporting company)	☐Smaller reporting company

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 is being filed solely for the purposes of amending Item 16 of Part II of the Registration Statement and to file certain exhibits indicated in such Item. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note and Part II to the Registration Statement.

No changes are being made to Part I of the Registration Statement by this filing, and therefore it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated. The missing amounts will be filed by amendment.

SEC Registration Fee	$10,000
FINRA filing fee	15,000
Printing and engraving expenses	150,000
Legal fees and expenses	235,000
Transfer agent and registrar fees	13,500
Accounting fees and expenses	165,000
Blue Sky fees and expenses	10,000
Miscellaneous	5,000

Total	$600,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Vitamin Shoppe, Inc. is incorporated under the laws of the state of Delaware.

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The amended and restated certificate of incorporation of Vitamin Shoppe, Inc. provides for the indemnification of directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition, as permitted by the Delaware General Corporation Law, the certificate of incorporation of Vitamin Shoppe, Inc. provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.

The amended and restated by-laws of Vitamin Shoppe, Inc. provides for the indemnification of all of their respective current and former directors and current or former officers to the fullest extent permitted by the Delaware General Corporation Law.

Vitamin Shoppe, Inc. intends to enter into indemnification agreements with its directors and officers to indemnify them against liabilities which may arise by reason of the directors’ status or service as a director. Vitamin Shoppe, Inc. also intends to maintain director and officer liability insurance, if available on reasonable terms.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

We also have issued stock option grants under our Amended and Restated 2006 Stock Option Plan, a written compensatory benefit plan under which we have issued options to employees and directors and our 2009 Vitamin Shoppe Equity Incentive Plan (the “2009 Plan”), a written compensatory benefit plan under which we have issued restricted stock to our Chief Executive Officer. The aggregate sales price of the securities issued under both plans in reliance on Rule 701 did not exceed 15% of our total assets in any given year.

Option Grants in Past Three Years.    All of our grants of options in the past three years were for options to purchase shares of our common stock and were made under our Amended and Restated 2006 Stock Option Plan and 2009 Plan.

Since January 1, 2007, the registrant has issued to certain officers, employees and directors options to purchase 3,762,003 shares of common stock, with an estimated approximate aggregate exercise price of $48 million upon exercise of such options.

Issuances to Richard L. Markee.    On September 8, 2009, we issued to our Chief Executive Officer, Richard L. Markee, in connection with his acceptance of employment with us, 90,557 restricted shares of our common stock under the 2009 Plan. These restricted shares vest quarterly in equal increments over four years. Mr. Markee also purchased from us 49,950 shares of common stock at a price per share of $15.11, for an aggregate cash purchase price of $754,981.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) See the Exhibit Index beginning on the page II-5 for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

Not applicable.

ITEM 17. UNDERTAKINGS

1. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Bergen, State of New Jersey, on May 19, 2010.

VITAMIN SHOPPE, INC. (Registrant)

By:	/S/ RICHARD L. MARKEE
Richard L. Markee Chief Executive Officer, Chairman of the Board, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 19, 2010 in the capacities indicated.

Name		Title	Date

By:	/S/ RICHARD L. MARKEE Richard L. Markee	Chief Executive Officer, Chairman of the Board, Director (Principal Executive Officer)	May 19, 2010

By:	* Michael G. Archbold	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 19, 2010

By:	B. Michael Becker	Director

By:	* Catherine E. Buggeln	Director	May 19, 2010

By:	John H. Edmondson	Director

By:	* David H. Edwab	Director	May 19, 2010

By:	* John D. Howard	Director	May 19, 2010

By:	Douglas R. Korn	Director

By:	/S/ RICHARD L. PERKAL Richard L. Perkal	Director	May 19, 2010

Name		Title	Date

By:	* Beth M. Pritchard	Director	May 19, 2010

By:	/S/ KATHERINE SAVITT-LENNON Katherine Savitt-Lennon	Director	May 19, 2010

*By:	/S/ RICHARD L. MARKEE Richard L. Markee as attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
1.1	Form of Underwriting Agreement. ❖

2.1	Agreement and Plan of Merger by and between VS Holdings, Inc. and VS Parent, Inc., dated as of October 27, 2009. ‡

3.1	Amended and Restated Certificate of Incorporation of Vitamin Shoppe, Inc. ‡ ‡

3.2	Second Amended and Restated By-Laws of Vitamin Shoppe, Inc. ‡ ‡

4.1	Indenture dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., VS Holdings, Inc. and VS Direct Inc., as Guarantors, and Wilmington Trust Company, as Trustee. ‡ ‡ ‡

4.2	Registration Rights Agreement dated as of dated as of November 15, 2005, by and among Vitamin Shoppe Industries Inc., VS Holdings, Inc. and VS Direct Inc., as Guarantors, and Bear, Stearns & Co. Inc., BNP Paribas Securities Corp., Banc of America Securities LLC, Jefferies & Company, Inc. and Rothschild Inc., as Initial Purchasers. ‡ ‡ ‡

4.3	Form of Second Priority Senior Secured Floating Rate Note due 2012. ‡ ‡ ‡

4.4	Specimen Common Stock Certificate. **

5.1	Opinion of Kirkland & Ellis LLP. ❖

10.1	Securityholders Agreement, by and among Vitamin Shoppe, Inc. and its securityholders, dated October 27, 2009. ‡

10.2	Loan and Security Agreement, dated as of September 25, 2009, by and among Vitamin Shoppe Industries Inc. and VS Direct Inc. as borrowers, Vitamin Shoppe, Inc. (f/k/a VS Holdings, Inc.) as Guarantor, the Lenders and Issuing Bank from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent. ‡ ‡ ‡ ‡

10.3	Intercreditor Agreement Joinder, dated as of September 25, 2009, by JPMorgan Chase Bank, N.A. ‡ ‡ ‡ ‡

10.4	Intellectual Property Security Agreement, dated as of September 25, 2009, by and among Vitamin Shoppe Industries Inc., VS Direct Inc. and Vitamin Shoppe, Inc. (f/k/a VS Holdings, Inc.) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. ‡ ‡ ‡ ‡

10.5	Stock Pledge Agreement, dated September 25, 2009 by and between Vitamin Shoppe, Inc. (f/k/a VS Holdings, Inc.) as Pledgor and JPMorgan Chase Bank, N.A. as Pledgee. ‡ ‡ ‡ ‡

10.6	Stock Pledge Agreement, dated September 25, 2009 by and between Vitamin Shoppe Industries Inc. as Pledgor and JPMorgan Chase Bank, N.A. as Pledgee. ‡ ‡ ‡ ‡

10.7	Guarantee of Vitamin Shoppe Industries Inc. and Vitamin Shoppe, Inc. (f/k/a VS Holdings, Inc.), dated September 25, 2009, of obligations of VS Direct Inc. under the Loan and Security Agreement. ‡ ‡ ‡ ‡

10.8	Guarantee of VS Direct Inc. and Vitamin Shoppe, Inc. (f/k/a VS Holdings, Inc.), dated September 25, 2009, of obligations of Vitamin Shoppe Industries Inc. under the Loan and Security Agreement. ‡ ‡ ‡ ‡

10.9	Lease Agreement, dated as of May 2, 2002, between Hartz Mountain Industries, Inc. and Vitamin Shoppe Industries Inc. ‡ ‡ ‡

10.10	Purchase Agreement, dated as of November 1, 2004, between Natures Value, Inc. and Vitamin Shoppe Industries Inc. ‡ ‡ ‡

10.11	Form of Employment Agreement by and among executive officer, VS Parent, Inc., Vitamin Shoppe Industries Inc. and VS Holdings, Inc. § ‡ ‡ ‡

EXHIBIT NO.	DESCRIPTION
10.12	Form of Indemnification Agreement by and among executive officer, VS Holdings, Inc. and Vitamin Shoppe Industries Inc. § † † †

10.13	Form of Indemnification Agreement by and among director, VS Holdings, Inc. and Vitamin Shoppe Industries Inc. § † † †

10.14	VS Parent, Inc. 2006 Stock Option Plan. § †

10.15	2009 Vitamin Shoppe Equity Incentive Plan, effective as of September 2, 2009. § † †

10.16	Vitamin Shoppe 2010 Employee Stock Purchase Plan, effective December 16, 2009. § † † † †

10.17	Employment and Non-Competition Agreement, dated as of September 9, 2009, among Richard L. Markee, VS Parent, Inc., VS Direct, Inc. and Vitamin Shoppe, Inc. (f/k/a VS Holdings, Inc.) and Vitamin Shoppe Industries Inc. † †

10.18	Amended and Restated Employment and Non-Competition Agreement, dated as of June 12, 2006, by and among Anthony N. Truesdale, VS Parent, Inc., VS Holdings, Inc. and Vitamin Shoppe Industries Inc. § ‡ ‡ ‡

10.19	Amendment to Amended and Restated Employment and Non-Competition Agreement, dated as of December 28, 2007, by and among Anthony N. Truesdale, VS Parent, Inc., VS Holdings, Inc. and Vitamin Shoppe Industries Inc. § *

10.20	Amendment No. 2 to Employment and Non-Competition Agreement, dated as of September 25, 2009 by and among Anthony Truesdale, VS Parent, Inc., Vitamin Shoppe Industries Inc. and Vitamin Shoppe, Inc. (f/k/a VS Holdings, Inc.). ‡ ‡ ‡ ‡

10.21	Employment and Non-Competition Agreement, dated as of April 16, 2007, by and among Michael G. Archbold, VS Parent, Inc., VS Holdings, Inc. and Vitamin Shoppe Industries Inc. § * * *

10.22	Amendment to Employment and Non-Competition Agreement, dated as of December 28, 2007, by and among Michael G. Archbold, VS Parent, Inc. and VS Holdings, Inc. and Vitamin Shoppe Industries Inc. § ‡ ‡ ‡ ‡

10.23	Amendment No. 2 to Employment and Non-Competition Agreement, dated as of September 25, 2009 by and among Michael G. Archbold, VS Parent, Inc., Vitamin Shoppe Industries Inc. and Vitamin Shoppe, Inc. (f/k/a VS Holdings, Inc.). ‡ ‡ ‡ ‡

10.24	Fourth Amended and Restated Employment and Non-Competition Agreement, dated as of September 4, 2009, by and among Thomas A. Tolworthy, VS Parent, Inc. and Vitamin Shoppe, Inc. (f/k/a VS Holdings, Inc.) and Vitamin Shoppe Industries Inc. † †

10.25	Employment and Non-Competition Agreement, dated as of January 15, 2007, by and among Louis H. Weiss, VS Parent, Inc., VS Holdings, Inc., VS Direct, Inc., and Vitamin Shoppe Industries, Inc. § * *

10.26	Amendment to Employment and Non-Competition Agreement, dated as of December 28, 2007, by and among Louis H. Weiss, VS Parent, Inc., VS Holdings, Inc., VS Direct, Inc. and Vitamin Shoppe Industries Inc. § *

10.27	Amendment to Employment Agreement, dated as of June 12, 2006, by and among Cosmo La Forgia, VS Parent, Inc., Vitamin Shoppe Industries Inc. and VS Holdings, Inc. § ‡ ‡ ‡

10.28	Second Amendment to Employment Agreement, dated as of December 28, 2007, by and among Cosmo La Forgia, VS Parent, Inc., Vitamin Shoppe Industries Inc. and VS Holdings, Inc. § *

10.29	Third Amendment to Employment Agreement, dated as of March 6, 2008, by and among Cosmo La Forgia, VS Parent, Inc., Vitamin Shoppe Industries Inc. and VS Holdings, Inc. § *

EXHIBIT NO.	DESCRIPTION
10.30	Letter Agreement dated April 20, 2010, Amending the Loan and Security Agreement, dated as of September 25, 2009, by and among Vitamin Shoppe Industries Inc. and VS Direct Inc. as borrowers, Vitamin Shoppe, Inc. as Guarantor, the Lenders and Issuing Bank from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent. ****

21.1	Subsidiaries of the Registrant. ‡ ‡ ‡

23.1	Consent of Independent Registered Public Accounting Firm. §§

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1). ❖

99.1	Power of Attorney. ❖

❖	Filed herewith.
‡	Incorporated by reference to our Current Report on Form 8-K, filed on November 2, 2009 (File No. 001-34507).
‡ ‡	Incorporated by reference to our Form 10-Q/A, filed on November 13,2009 (File No. 001-34507).
‡ ‡ ‡	Incorporated by reference to Registration Statement No. 333-134983 on Form S-4 filed on June 13, 2006, as amended (File No. 333-134983-2).
‡ ‡ ‡ ‡	Incorporated by reference to our Current Report on Form 8-K, filed on September 30, 2009 (File No. 001-34507).
*	Incorporated by reference to our Annual report on Form 10-K for the fiscal year ended December 29, 2007, filed on March 28, 2008.
* *	Incorporated by reference to our Current Report on Form 8-K, filed on January 16, 2007 (File No. 001-34507).
* * *	Incorporated by reference to our Current Report on Form 8-K, filed on April 19, 2007 (File No. 001-34507).
* * * *	Incorporated by reference to our Current Report on Form 8-K, filed on April 21, 2010 (File No. 001-34507).
†	Incorporated by reference to Amendment No. 5 to our Registration Statement on Form S-1, filed on October 22, 2009 (File No. 333-160756).
††	Incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-1, filed on September 22, 2009 (File No. 333-160756).
†††	Incorporated by reference to Amendment No. 4 to our Registration Statement on Form S-1, filed on October 14, 2009 (File No. 333-160756).
††††	Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 26, 2009.
§	Management contract or compensation plan or arrangement.
§§	Incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-1, filed on May 18, 2010 (File No. 333-166718).